UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2023

GK Investment Property Holdings II, LLC
(Exact name of issuer as specified in its charter)

Delaware	84-3013125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

257 East Main Street, Suite 200

Barrington, Illinois 60010

(Full mailing address of principal executive offices)

(847) 277-9930

(Issuer's telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of GK Investment Property Holdings II, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

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Item 1. Business

Unless the context otherwise requires or indicates, references in this annual report to "us," "we," "our" or "our Company" refer to GK Investment Property Holdings II, LLC, a Delaware limited liability company.

General

GK Investment Property Holdings II, LLC is a Delaware limited liability company formed on July 11, 2019 in order to invest in, lend on and operate commercial rental properties, lease such properties to multiple tenants, and make such other real estate related investments as are consistent with its investment objectives and that GK Development, Inc. dba GK Real Estate (referred to herein as “GK Real Estate”), our manager, deems appropriate. As of the date of this Semi-Annual Report, our company indirectly owns one property through our interest in RF Grocery, LLC as described below, and our company has made two loans: (1) The Ridgmar Loan and (2) the Peru Loan (as described below).

Since 1995, GK Real Estate and its management team has had experience successfully acquiring, redeveloping, and managing a diversified portfolio of office, retail, and multifamily real estate properties. GK Real Estate controls a portfolio of real estate assets currently valued at over $500 million which represents 5.4 million square feet of office, multifamily and commercial space throughout the U.S. We benefit from GK Real Estate’s real estate operating and leasing skills, including releasing, redeveloping, renovating, refinancing, repositioning and selling.

We do not have any employees. GK Real Estate’s management team is comprised of operation managers who are responsible for the day-to-day operation of GK Real Estate and our company.

We filed an offering statement on Form 1-A with the United States Securities and Exchange Commission, or the SEC, on September 17, 2019, which offering statement was qualified by the SEC on January 28, 2020 and requalified by the SEC on March 12, 2021 and March 17, 2022 (the “Offering Statement”). Pursuant to the Offering Statement, we offered a maximum of $50,000,000 of the Company's 7% bonds (the “Bonds”). Proceeds from the sale of the Bonds were used to acquire commercial rental properties and interests therein in our target asset class. Our offering concluded on January 27, 2023, and we had sold $16,538,000 in Bonds as of the conclusion of the offering. As of December 31, 2023, $16,167,000 of Bonds remained outstanding as of December 31, 2023.

On January 28, 2020, GK Investment Property Holdings II, LLC, commenced active operations. Since such time, we have applied proceeds from our offering of Bonds to investment in properties and other real estate assets and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this Annual Report. As of the date of this Annual Report, our offering of Bonds has terminated in accordance with its terms and we do not have any immediate plans to raise additional capital other than in respect to the sale of beneficial interest in the Trust (defined below) by RF Grocery, LLC, as described below. We are actively seeking reinvestment of our cash on hand and the proceeds of the sale of the beneficial interests in the Trust.

We have made reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries’ borrowing activities by our Indenture.

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On May 12, 2020, our Company formed RF Grocery, LLC (“RF Grocery”), an Illinois limited liability company, for the purpose of acquiring a rental property leased to a single tenant, Fresh Thyme Farmers Market, located at 7501 North Avenue, in River Forest Illinois, or Fresh Thyme Farmers Market. On May 27, 2020 our Company, through RF Grocery, entered into an assignment of Purchase and Sale Agreement, as amended, to acquire Fresh Thyme Farmers Market. The contract purchase price for Fresh Thyme Farmers Market was $8,050,000, and total acquisition cost was $8,214,213 including financing fees paid to the lender and other closing costs. Of the total acquisition cost, $5,190,000 was funded by a first mortgage loan secured by Fresh Thyme Farmers Market. Our company funded $1,824,213 of the total purchase price with proceeds raised from the offering of Bonds through a capital contribution to RF Grocery. The remaining $1,200,000 of the total purchase price was funded through an investment by Garo Kholamian through the Garo Kholamian Revocable Trust (the “Preferred Member”), which received preferred equity in RF Grocery in exchange for the investment. On December 17, 2020, RF Grocery redeemed and retired 100% of the Preferred Member's equity for $1,308,000, constituting a total return of approximately 9% for the Preferred Member, comprised of a 6% minimum preferred return and a 3% capital premium in addition to the return of the Preferred Member's contributed capital. RF Grocery's operating agreement was amended following the redemption, and the company became the sole member of RF Grocery.

On July 23, 2021, pursuant to a Contribution Agreement, dated as of June 25, 2021 (the "Contribution Agreement"), the Company, through RF Grocery, a wholly owned subsidiary of the Company, contributed its fee simple interest in the Fresh Thyme Farmers Market property located at 7501 West North Avenue in River Forest, IL to GK DST - River Forest Grocery (the "Trust"), in exchange for 100% of the initial beneficial interests in the Trust (the "Unsold Interests") for an aggregate value for Fresh Thyme Farmers Market of $10,778,490 (the "Transaction Value"). The Transaction Value was comprised of an equity portion of $5,588,490 (the "Equity Value"), which represents the Company's capital contribution to the Trust, in addition to the principal of the loan secured by Property in the amount of $5,190,000 which was assumed by the Trust. The Trust extended the term of the mortgage loan to July 10, 2028 in connection with its assumption of the loan, among other things, pursuant to that certain Loan Modification Agreement and Amended and Restated Note, each dated as of July 21, 2021. The Company recognized a gain of $2,299,522 related to the sale of Fresh Thyme Farmers Market in exchange for beneficial interests in the Trust.

The Trust intends to raise additional capital equal to the Equity Value, in addition to other fees and expenses incurred by the Trust, in order to redeem the Unsold Interests held by the Company. Pursuant to the terms of the Trust Agreement of the Trust, dated as of June 10, 2021 (the “Trust Agreement”), each sale of the Unsold Interests will reduce the Company’s ownership in the Trust by a proportionate amount, and the proceeds from the Trust’s capital raise will be used by the signatory trustee of the Trust, in part, to redeem the beneficial interests held by the Company. The Company will remain a beneficial interest holder of the Trust and be bound by the terms of the Trust Agreement until the Trust redeems all of the Unsold Interests held by the Company. As of December 31, 2023 and the filing of this report, the Trust has redeemed approximately 74.38% of the Unsold Interests. As a beneficial interest holder of the Trust, the Company is a passive owner of the Property without the power to direct the Trust in any way. As of the date of this Annual Report, the signatory trustee of the Trust, which is an affiliate of the sponsor of the Company, maintains full control over the Trust pursuant to the terms of the Trust Agreement.

As of December 31, 2023, Fresh Thyme Farmers Market was 100% leased.

Ridgmar Loan

The Company has entered into a senior secured participatory mortgage loan (the "Ridgmar Loan") effective July 30, 2021, in favor of GK Preferred Income II (Ridgmar), LLC ("GKPI II") and 1551 Kingsbury Partners SPE, LLC ("Kingsbury" and, together with GKPI II, the "Ridgmar Borrowers"). The Company and the Ridgmar Borrowers are affiliates of one another, and the Ridgmar Loan is a related party transaction. GK Development, Inc. ("GK Real Estate") is the manager of the Company and the Borrowers. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrowers. The Manager has a direct and material interest in the transaction described above.

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Pursuant to the terms of the Ridgmar Loan, the Company initially advanced $3,500,000 to the Ridgmar Borrowers for a term of three (3) months, originally maturing on October 31, 2021. The Ridgmar Loan is collateralized by a senior security interest on the rental property, Ridgmar Mall. On October 15, 2021, the Company advanced an additional $200,000 to the Borrowers and simultaneously extended the maturity of the Note until November 30, 2021. On December 1, 2021, the Company advanced an additional $2,500,000 to the Ridgmar Borrowers increasing the balance of the Note to $6,200,000 and extended the maturity of the Note until December 31, 2021. The note bore interest at 20% per annum, payable 12% monthly and 8% deferred and due upon maturity of the note.

On January 1, 2022, the Company was repaid $100,000 of the outstanding principal balance of the Ridgmar Loan and further extended the maturity of the Ridgmar Loan until December 31, 2022, when remaining principal and any accrued and unpaid interest is due in full. The interest rate was reduced to 8% per annum, with principal being repaid during the term of the extension based on a 25-year amortization rate. On September 1, 2022, the Note maturity was further extended until December 31, 2023.

On December 31, 2023, the Note maturity was further extended until December 31, 2024. The Note bears interest at 12.22% paid currently until maturity. The current rate was charged retroactively to January 1, 2022.

Interest income for the year ended December 31, 2023 was $1,036,180, which includes $65,622 of interest receivable as of December 31, 2023. Included in the interest income above was retroactive interest income of $261,331 that was paid in 2023.

In the case of any event of default under the Ridgmar Loan, the Company will be entitled to an additional five percent (5%) interest on the Ridgmar Loan until such event of default is cured. The Ridgmar Loan is secured by a first priority lien on the Ridgmar Borrowers' commercial property, the Ridgmar regional mall ("Ridgmar Mall") located in Ft. Worth, Texas.

Concurrently with the original making of the Ridgmar Loan, GK Investment Holdings, LLC ("GKIH") and GK Secured Income V, LLC ("GKSI V") loaned $3,700,000 (subsequently reduced to $1,100,000) and $750,000, respectively, to the Ridgmar Borrowers on terms substantially similar to the terms of the Ridgmar Loan for an aggregate loan amount of $7,950,000 (the "Aggregate Ridgmar Loan"). On July 30, 2021, the Company entered into an intercreditor agreement (the "Intercreditor Agreement"), dated as of July 30, 2021, by and among the Company, GKIH and GKSI V (collectively, the "Lenders") in order to establish and acknowledge the pari passu ranking of the Lenders' respective loans to the Ridgmar Borrowers and certain other matters. Pursuant to the terms of the Intercreditor Agreement, the Lenders acknowledge that the security interest held by each of the Lenders ranks equally and ratably without priority over one another and that any and all payments under the respective loans as between all Lenders will be paid equally and ratably. The Intercreditor Agreement has been subsequently amended to reflect the changes in the Ridgmar Loan.

As previously disclosed, the Borrowers acquired Ridgmar Mall as tenants in common in 2013. As a result of the continued decline of retail sales and consumer traffic at regional malls, the value of Ridgmar Mall was subsequently impaired, and ultimately the Borrowers’ senior secured lender and mezzanine lender (together, the “Prior Lenders”) foreclosed on the property. The Prior Lenders offered the Borrowers a discounted payoff of $7,950,000 to retire the existing debt on Ridgmar Mall, comprised of a $26,600,000 CMBS mortgage loan and a $10,000,000 mezzanine loan. On July 30, 2021, the Borrowers used the proceeds of the Aggregate Loan to fund the discounted payoff paid to the Prior Lenders. The Borrowers intend to repay the Loan and corresponding GKIH and GKSI V loans with proceeds of future capital raises.

The Company, the Ridgmar Borrowers, GKIH and GKSI V are each affiliates of one another, and the Ridgmar Loan and each of the GKIH and GKSI V loans are related party transactions. GK Development, Inc. ("GK Real Estate") is the manager of each of the Company, the Ridgmar Borrowers, GKIH and GKSI V. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company, the Ridgmar Borrowers, GKIH and GKSI V. The Manager has a direct and material interest in the transactions described above.

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Peru Loan

The Company has entered into a note receivable and loan agreement (“Note 2”) effective June 21, 2022, in favor of Peru GKD Partners, LLC (“Peru” or “Borrower”). The Company and Peru are affiliates of one another, and as such, Note 2 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and the Borrower. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrower. The Manager has a direct and material interest in the transaction described above.

Pursuant to the terms of the Note, the Company initially advanced $3,250,000 to the Borrowers for a term of twelve (12) months, maturing on June 21, 2023. The Note is collateralized by a senior secured participatory mortgage loan on the rental property, Peru Mall. The interest rate is 8% per annum, with principal being repaid during the term of the extension based on a 25-year amortization rate. The Company note bears interest at 12.22% paid currently until maturity. The current rate was charged retroactively to the original note date.

In the case of any event of default under Note 2, the Company will be entitled to an additional five percent (5%) interest on the Note until such event of default is cured. Note 2 is secured by a first priority lien on the Borrowers’ commercial property, the regional mall (“Peru Mall”) located in Peru, Illinois.

Concurrently with the Peru Loan, GK Holiday Village, LLC (“GKHV”) loaned $1,915,000, to Peru on terms substantially similar to the terms of the Loan for an aggregate loan amount of $5,165,000 (the “Aggregate Loan”). On June 21, 2022, the Company entered into an intercreditor agreement (the “Intercreditor Agreement”), dated as of June 21, 2022, by and among the Company and GKHV (collectively, “the Lenders”) in order to establish and acknowledge the pari passu ranking of the Lenders’ respective loans to the Borrowers and certain other matters. Pursuant to the terms of the Intercreditor Agreement, the Lenders acknowledge that the security interest held by each of the Lenders ranks equally and ratably without priority over one another and that any and all payments under the respective loans as between all Lenders will be paid equally and ratably.

The foregoing is a summary of the Aggregate Loan and is qualified in its entirety by reference to the complete text of the Promissory Note, Intercreditor Agreement and Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, which are filed as exhibits to this Annual Report and are incorporated by reference herein.

As a result of the continued decline of retail sales and consumer traffic at regional malls, the value of Peru Mall was subsequently impaired, and ultimately Peru’s senior secured lender accepted the Company’s offer to purchase the senior loan at a discounted price. The Prior Lenders accepted Peru’s discounted payoff of $5,750,000 to retire the existing debt on Peru Mall, comprised of a $17,305,751 bank mortgage loan. On June 21, 2021, the Borrowers used the proceeds of the Aggregate Loan to fund the discounted payoff paid to the Prior Lenders. The Borrowers intend to repay the Loan and corresponding GKHV loan with proceeds of future capital raises.

The Company, Peru, and GKHV are each affiliates of one another, and the Loan and the GKHV loan are related party transactions. GK Development, Inc. (“GK Real Estate”) is the manager of each of the Company, Peru, and GKHV. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company, Peru and GKHV. The Manager has a direct and material interest in the transactions described above.

On November 17, 2022, the Borrower refinanced its debt with the Company with a commercial mortgage lender and returned the remaining outstanding balance of Note 2 to the Company. Interest income for the year ended December 31, 2022 was $107,611. After the return of the outstanding balance of the Note, the Borrower agreed to retroactively change the interest rate to 12.22% to the original note date. Included in interest income was retroactive interest income of $56,765 that was paid in 2023.

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Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

We operate on a calendar year. Set forth below is a discussion of our operating results for 2023 and 2022, from January 1, 2023 to December 31, 2023 and January 1, 2022 to December 31, 2022, respectively.

As of December 31, 2023, our assets consisted of: (i) 25.62% of the beneficial interests in the Trust holding the Fresh Thyme Farmers Market property; (ii) the Ridgmar Loan; and (iii) cash and cash equivalents.

For the year ended December 31, 2023, we had no revenues from operations. Operating costs for the same period, excluding interest expense of $1,798,845, amounted to $148,516. This resulted in an operating loss of $148,516. Net loss for the year amounted to $450,342 after taking into account $109,641 of investment income from our ownership of beneficial interests in the Trust, and $1,348,228 in interest income from the Ridgmar Loan, the Peru Loan and interest earned on short term investments, such as US Treasuries, bank Certificates of Deposits and general money market interest. Net income was reduced by interest expense of $1,798,845. The company also recognized $39,150 in gain on debt extinguishment from the early redemptions of Bonds paid at a discount.

For the year ended December 31, 2022, we had no revenues from operations. Operating costs for the same period, excluding interest expense of $1,752,237, amounted to $301,066. This resulted in an operating loss of $301,066. Net loss for the year amounted to $1,198,222 after taking into account $235,136 of investment income from our ownership of beneficial interests in the Trust, and $619,945 in interest income from the Ridgmar and Peru Loans. Net income was reduced by interest expense of $1,752,237.

Liquidity and Capital Resources

As of December 31, 2023, we had cash and cash equivalents on hand of $7,022,114 and restricted cash (funded reserves) of $136,888. The funded reserves are comprised of a bond service reserve of $136,888, which is required pursuant to the Indenture which required that 7% of the gross proceeds from the offering be placed into a reserve account held by the bond trustee for the purpose of paying our bond service obligations.

As of December 31, 2023 we had sold $16,538,000 in gross proceeds of our Bonds, of which $16,167,000 was outstanding. Our Bonds begin to mature in early 2025, and we target asset dispositions to meet our obligations at maturity. Until our Bonds mature, our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans, and securities we acquire, improvement costs, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our bond service obligations. Generally, we will fund our acquisitions from the net proceeds of our offering of the Bonds. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash.

We expect to use debt financing as a source of capital. We have no limits on the amount of leverage we may employ; however, senior property debt is generally expected to be approximately 65% of the cost of our investments.

On July 17, 2020, RF Grocery partially financed the acquisition of the Fresh Thyme Farmers Market through a note to Barrington Bank & Trust Co., N.A., in the amount of $5,190,000 with the maturity date of July 10, 2025. The Trust extended the term of the mortgage loan to July 10, 2028 in connection with its assumption of the loan, among other things, pursuant to that certain Loan Modification Agreement and Amended and Restated Note, each dated as of July 21, 2021.

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We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the Bond service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of the debt service reserve. Moreover, our manager may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any source of financing, other than the proceeds of this offering and the sale of beneficial interests in the Trust, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Subsequent to the year ended December 31, 2023, the Company entered into a Note receivable and loan agreement effective January 10, 2024, in favor of Station Plaza Self-Storage, LLC (“Borrower”). The Company and the Borrower are affiliates of one another, and as such, the Note is a related party transaction. Pursuant to the terms of the Note, the Company advanced $2,000,000 to the Borrowers for a term of twelve (12) months, maturing on December 31, 2024. The Note is collateralized by a Collateral Assignment, Pledge and Security Agreement on the developmental property. The Notes bears interest at 12.22% paid currently until maturity.

Trend Information

The recent rise in interest rates, resulting at least in part from measures taken to combat inflation, has adversely affected our ability to acquire & dispose of our retail real properties, and may continue to do so in the future. It is currently expected that interest rates will continue to increase in the near term.

Item 3. Directors and Officers

The following table sets forth information on the directors and executive officers of GK Real Estate. Our company is managed by GK Real Estate, its sole manager. Consequently, our company does not have its own separate directors or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Garo Kholamian	66	President and Sole Director	1995
Sherry Mast	57	Principal - Asset Management	1997
Gregory C. Kveton	68	Principal - Development	2002
Susan Dewar	66	Senior Vice President - Acquisitions	2004
Melissa Pielet	59	Principal - Finance	2013

Executive Officers

Set forth below is biographical information for GK Real Estate's executive officers.

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Garo Kholamian, age 66, is the President, sole Director and sole shareholder of GK Real Estate. Since the formation of GK Real Estate in 1994, Mr. Kholamian and his affiliates have acquired and developed over 120 million square feet of commercial property including apartments, office and commercial rental property. Prior to forming GK Real Estate, Mr. Kholamian was Senior Vice President of Development for Homart Development Co., the real estate development arm of Sears Roebuck, specializing in regional shopping malls, power centers and office buildings. At Homart, Mr. Kholamian was responsible for site selection, negotiation and project development and management of Homart's community shopping centers, including over 2.2 million square feet of commercial rental space in the Midwest and Florida. Before managing the development of these centers, Mr. Kholamian assisted in the development of 1.5 million square feet of regional malls and 1.1 million square feet of office space throughout the U.S. for Homart. Mr. Kholamian received his Master's Degree in Business Management from Loyola University of Chicago in 1985 and his Bachelor's Degree in Architecture from the Illinois Institute of Technology in 1981. He is a member of the International Council of Shopping Centers and a licensed real estate broker in Illinois.

Sherry Mast, age 57, is the Principal - Asset Management at GK Real Estate. Ms. Mast joined GK Real Estate in 1997 and, prior to taking over asset management, established leasing, property management and financial procedures and systems for GK Real Estate. Ms. Mast is responsible for asset managing the company's entire portfolio and also manages the day-to-day leasing activity, including outside broker relationships. Prior to joining GK Real Estate, Ms. Mast was Marketing Manager for Karp's, a nationally recognized bakery supply company. There she was responsible for new product development, creating bakery supply solutions for national retailers. From joining that company in 1992, Ms. Mast was involved in the creation of new products and worked closely with national clients, including Starbucks Coffee, Wal-Mart, Dominick's Finer Foods, and American Superstores. Prior to joining Karp's, Ms. Mast was Quality Assurance Associate for Hyatt Hotel Corporation from 1989 through 1992. There she assisted in improving customer relations and maintaining Hyatt's industry-leading service standards. Ms. Mast received her Bachelor's Degree in Corporate Communications from Northern Illinois University. She is a member of the International Council of Shopping Centers and is a registered real estate salesperson in Illinois.

Gregory C. Kveton, age 68, is the Principal - Development at GK Real Estate. He joined GK Real Estate in 2002 to spearhead GK Real Estate's ground-up development team by identifying opportunities in emerging growth markets. He also directs new development and ongoing capital construction. During his tenure, GK Real Estate has specialized in projects that deliver steady, increasing value for GK Real Estate's investors, tenants, and community. Previously, Mr. Kveton was Senior Vice President - Operations with fiscal and operation responsibility for GK Real Estate's portfolio. Before he joined GK Real Estate, he was Vice President of Asset Management in the commercial rental group of Lend Lease Real Estate Investments, where he was responsible for project oversight for power center development in the western United States. At Homart Development Company, the real estate development arm of Sears Roebuck, Mr. Kveton was National Director of the Community Centers group, where he oversaw asset and property management for the company's power and community centers portfolio. Mr. Kveton graduated from Iowa State University with a Bachelor of Science Degree in Business Administration. He holds both the Certified Shopping Center Manager and Certified Retail Property Executive designations from the International Council of Shopping Centers (ICSC).

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Susan Dewar, age 66, is the Senior Vice President - Acquisitions at GK Real Estate. Susan joined GK Real Estate in 2004, enriching the team with her extensive background in commercial, office and industrial real estate. Susan is responsible for reviewing and assessing each potential acquisition for GK Real Estate. She has been actively involved in the acquisition and financing of several regional malls, including a portfolio of four malls totaling more than 1.74 million square feet. She was previously involved in obtaining financing for several of GK Real Estate's properties and maintains a presence in both the local and national banking communities. Previously, Susan was Vice President of Real Estate for the Elmer J. Krauss Organization, at the time, the largest industrial real estate owner in the State of Florida. While with Krauss, she oversaw more than 30 acquisition/disposition transactions in a 3-year period, including all due diligence and financing. In addition, she was responsible for all property and asset management for the entire portfolio. Susan attended the University of Houston, focusing on Business and Real Estate, and is a licensed real estate broker in the State of Florida. She is a member of the International Council of Shopping Centers (ICSC), a Certified Property Manager, and a 20-year member of the Institute of Real Estate Management.

Melissa Pielet, age 59, is the Principal - Finance at GK Real Estate. Melissa arranges financing for all of GK Real Estate's acquisitions and developments. She procures first mortgage debt, mezzanine debt and preferred equity for GK Real Estate's portfolio. This includes construction loans, bridge loans and permanent loans. She is also responsible for ongoing communication with lenders on all GK-owned assets. Before joining the GK Real Estate team, Melissa was a Principal and Executive Vice President of finance for 26 years with HSA Commercial. There she was responsible for financing the development and acquisition of over 67 million square feet of real estate with a market value of over $2.5 billion. This included industrial, commercial, office, medical office, senior living, hotels, and vacant land. During her tenure at HSA, Melissa oversaw communication with lenders for all ongoing needs related to HSA Commercial's 16 million square feet of owned assets, including negotiation various loan restructures to benefit ownership. She also arranged financing for various third-party borrowers, including all of GK Real Estate's acquisitions and developments. Melissa attended the University of Wisconsin, studying real estate and marketing. She is a member of the International Council of Shopping Centers (ICSC) and is licensed as a real estate broker in the state of Illinois.

Director and Executive Compensation

Our Company does not have executives. It is operated by a sole manager, GK Real Estate. Garo Kholamian is the sole shareholder and director of GK Real Estate. We will not reimburse our manager for any portion of the salaries and benefits to be paid to its executive officers named in "Directors and Officers."

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of December 31, 2023, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

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Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A	Garo Kholamian(1)(2)	100% Membership Interest	77%

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A	Management(2)(3)	100% Membership Interest	100%

(1)	Garo Kholamian individually holds 40% and a related party of Garo Kholamian holds 37%.

(2)	Address is: 257 East Main Street, Suite 200, Barrington, IL 60010.

(3)	Certain other employees of GK Real Estate, the Company's manager, collectively hold 23% of the Company's Class A Membership Interests.

We may provide incentive grants of economic profit interest of our Company to employees of GK Real Estate or an affiliate in the future. The time, manner and terms of any such grants, which will be subject to the sole discretion of GK Real Estate as our manager, have not been determined as of the date of this report.

Item 5. Interest of Management and Others in Certain Transactions

GK Real Estate, our company's manager, or its affiliates will be responsible for all aspects of the management of our company's assets. Through this management, GK Real Estate or its affiliates will be entitled to the fees enumerated below:

Acquisition Fees. GK Real Estate will be entitled to 2% of the purchase price of each property purchased from non-affiliated, third -party sellers for identifying, reviewing, evaluating, investing in, and the purchase of real property acquisitions. These acquisition fees are payable by our company regardless of whether the property ever generates positive cash flow.

Property Management Services Fee. Each property owned by our company will be managed by a property manager, which may be GK Real Estate or an affiliate of GK Real Estate. For its services, the property manager will be paid property management fees, leasing compensation and other compensation, provided that property management fees for any property may not exceed 5% of annual gross revenues from that property. The property management fees will be paid in arrears on a monthly basis. The property management fees are payable by our company regardless of whether the property ever generates positive cash flow.

11

Disposition Fees. GK Real Estate will receive 2% of the gross sale price from the disposition of each property by our company. These disposition fees are payable by our company regardless of whether the investment is sold at a gain or a loss.

Asset Management Fees. Each property owned by our company in our future portfolio will be managed by GK Real Estate. For its services, GK Real Estate will be entitled to an asset management fee equal to 1% of the appraisal value of real properties acquired by the company or its subsidiaries or pro rata portion of such value if a company subsidiary is not wholly-owned. No asset management fees will be earned on undeployed cash. The asset management fees will be paid in arrears on a monthly basis. The asset management fees are payable by our company regardless of whether the asset ever generates positive cash flow.

Financing Fees. GK Real Estate will be entitled to 2% of the principal amount of any financing in conjunction with the purchase or refinance of an asset. These financing fees are payable by our company regardless of whether the asset generates positive cash flow.

Other Fees. GK Real Estate may be entitled to certain additional, reasonable fees in association with other activities imperative to the operations of our company. Such activities include, but are not limited to, property leasing, property development, and loan guarantees. GK Real Estate will endeavor to determine such fees based upon benchmark market rates.

With respect to related parties, amounts incurred in 2023 and 2022 consisted of the following:

2023
GK Real Estate.
Disposition fee (2% of the net sales price)	$0
Property Management service fees (5% of gross collections)	$0
Asset Management fees (1% of the appraised value of the rental property)	$0
Reimbursed expenses	$26,896
Promotional Fees from sale of Bonds (2.5% of proceeds) - capitalized	$0

2022
GK Real Estate.
Acquisition fee (2% of the purchase price) - capitalized	$0
Property Management service fees (5% of gross collections)	$0
Asset Management fees (1% of the appraised value of the rental property)	$0
Reimbursed expenses	$15,413
Promotional Fees from sale of Bonds (2.5% of proceeds) - capitalized	$60,793

The description of the transactions involving our Manager, affiliates and subsidiaries described in Item 1. Business, including the Ridgmar Loan and the Peru Loan, are hereby incorporated by reference in this Item 5. Interest of Management and Others in Certain Transactions.

12

Item 7. Financial Statements

GK Investment Property Holdings II, LLC

(a Delaware limited liability company)

Consolidated Financial Statements

December 31, 2023 and 2022

13

GK Investment Property Holdings II, LLC

Table of Contents

December 31, 2023 and 2022

14

GK Investment Property Holdings II, LLC

Report of Independent Registered Public Accounting Firm

To the Members

GK Investment Property Holdings II, LLC

Barrington, Illinois

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GK Investment Property Holdings II, LLC and its Subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2019.

Richmond, Virginia
May 1, 2024

F-1

GK Investment Property Holdings II, LLC

GK Investment Property Holdings II, LLC

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022
ASSETS
Cash and cash equivalents	$7,022,114	$4,465,101
Other assets	6,842	18,547
Interest receivable	132,436	184,502
Due from Delaware statutory trust for redemptions receivable	971,492	765,038
Investment in beneficial interests in Delaware statutory trust	577,717	2,697,167
Note receivable	6,236,167	6,279,268
Restricted cash - funded reserves	136,888	736,008

Total assets	$15,083,656	$15,145,631

LIABILITIES AND MEMBERS' DEFICIT

LIABILITIES
Bonds payable - net	$15,070,970	$14,830,442
Accrued interest	478,178	322,862
Other liabilities	79,593	87,070

Total liabilities	15,628,741	15,240,374

MEMBERS' DEFICIT
Members' deficit	(545,085)	(94,743)

Total liabilities and members' deficit	$15,083,656	$15,145,631

F-2
See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

GK Investment Property Holdings II, LLC

Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

	2023	2022

Rental Revenue	$-	$-

Operating Expenses
Operating expenses	41,180	126,753
Professional fees	107,336	174,313
	148,516	301,066

Operating Loss	(148,516)	(301,066)

Other (Expense) and Income
Interest expense	(1,798,845)	(1,752,237)
Interest income	1,348,228	619,945
Gain on debt extinguishment	39,150	-
Investment income from beneficial interests in Delaware statutory trust	109,641	235,136
	(301,826)	(897,156)

Consolidated Net Loss	$(450,342)	$(1,198,222)

F-3
See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

GK Investment Property Holdings II, LLC

Consolidated Statements of Members' Deficit

Years Ended December 31, 2023 and 2022

	2023	2022

Balance - Beginning of Year	$(94,743)	$1,103,479

Consolidated Net Loss	(450,342)	(1,198,222)

Balance - End of Year	$(545,085)	$(94,743)

F-4
See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

GK Investment Property Holdings II, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	2023	2022
Cash Flows from Operating Activities

Consolidated Net Loss	$(450,342)	$(1,198,222)
Adjustments to reconcile consolidated Net Loss to net cash flows from operating activities:
Amortization of bond issuance costs and bond discount	506,528	479,040
Changes in:
Interest receivable	52,066	57,809
Other assets	11,705	40,887
Accrued interest	155,316	166,931
Other liabilities	(7,477)	6,016

Net cash flows from operating activities	267,796	(447,539)

Cash Flows from Investing Activities
Issuance of notes receivable	-	(3,500,000)
Payments of notes receivable	43,101	3,420,732
Redemptions of beneficial interests in Delaware statutory trust	1,912,996	2,054,930

Net cash flows from investing activities	1,956,097	1,975,662

F-5
See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

GK Investment Property Holdings II, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	(Continued)	(Continued)
	2023	2022

Cash Flows from Financing Activities
Proceeds from bonds payable, net of discount	$-	$2,455,571
Redemption of bonds payable	(266,000)	-
Payment of bond issuance costs	-	(269,929)

Net cash flows from financing activities	(266,000)	2,185,642

Net Increase in Cash and restricted cash	1,957,893	3,713,765

Cash and restricted cash - Beginning of year	5,201,109	1,487,344

Cash and restricted cash - End of year	$7,159,002	$5,201,109

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,137,001!	$1,103,266!

Classification of Cash and Restricted Cash
Cash	$7,022,114	$4,465,101
Restricted cash - funded reserves	136,888	736,008
Total Cash and restricted cash	$7,159,002	$5,201,109

Supplemental disclosure of non-cash financing and investing activity:
Redemption of beneficial interests in Delaware statutory trust	$206,454	$102,273

F-6
See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies

Description of Business – GK Investment Property Holdings II, LLC, (“GKIPH II” and/or the “Company”), was formed on July 11, 2019 with the intent to acquire and lend on existing income producing commercial properties for the purpose of financing, holding and operating such properties, and if the need arises, to redevelop the properties for an alternative use other than intended when originally acquired. However, GKIPH II is permitted to transact in any lawful business in addition to that stated above. GKIPH II anticipates funding loans and acquisitions in part, by offering to investors the opportunity to purchase up to a maximum of $50,000,000 of bonds (the Bonds). The company has sold $16,538,000 in Bonds as of December 31, 2023 and 2022, respectively. The company has redeemed $266,000 of Bonds during 2023. The Company has $16,167,000 and $16,433,000 in Bonds outstanding as of December 31, 2023 and 2022, respectively. The Bonds are unsecured indebtedness of GKIPH II.

The Company has one class of units, Class A units. Nine individuals, or Class A Members, hold all of the Class A Units or 100% ownership interest in the Company. The members of the Company have limited liability. Pursuant to the terms of the Limited Liability Company Operating Agreement (the “Agreement”), the Company will exist in perpetuity unless terminated as defined in the Agreement. The Company is managed by GK Development, Inc. (the “Manager” and “Sponsor of the bonds”), an affiliate under common control of the members of GKIPH II.

On May 12, 2020, the Company formed RF Grocery, LLC, an Illinois limited liability company, for the purpose of acquiring real property located in 7501 North Avenue, River Forest, Illinois (the “Property”).

The Company owns 100% of the “Ordinary” Member Class interests, and an individual related to the Manager owns 100% of the “Preferred” Member Class interests, as defined in the Operating Agreement of RF Grocery, LLC. The Preferred Member interests are entitled to a cumulative return equal to 12% per annum and is entitled, at the Preferred Member’s direction, prior to any distributions to the Ordinary Member, to have a preferred return of their original capital contribution. On December 10, 2020, the Preferred Member’s interest was redeemed, and a cumulative preferred return was paid in the amount of $108,000.

On June 25, 2021, RF Grocery, LLC, agreed to sell the Property at arms-length to a Delaware Statutory Trust (the “Trust”) in exchange for 100% of the initial beneficial interests of the Trust. On July 21, 2021, the Property was sold to the Trust at an aggregate value of $10,778,490 (the “Transaction Value”). The Transaction Value is comprised of an equity portion of $5,588,490, which represents RF Grocery’s capital contribution to the Trust, in addition to the assumed Loan principal of $5,190,000. River Forest Grocery – GK Services LLC, which is 100% owned by the Manager, serves as the Trustee of the Trust.  While the Trustee manages the Trust’s operations, the Trustee’s control is governed and limited by the Trust’s operating agreement and trust agreement.  The Company does not have a controlling financial interest in the Trust, nor does it have the power to direct the activities of the Trust.

F-7

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Pursuant to the terms of the trust agreement of the Trust, dated as of June 10, 2021 (the “Trust Agreement”), each sale of the Unsold Interests will reduce the Company’s ownership in the Trust by a proportionate amount, and the proceeds from the Trust’s capital raise will be used by the signatory trustee of the Trust, in part, to redeem the beneficial interests held by the Company. The Company will remain a beneficial interest holder of the Trust and be bound by the terms of the Trust Agreement until the Trust redeems all of the Unsold Interests held by the Company. As a beneficial interest holder of the Trust, the Company is a passive owner of the Property without the power to direct the Trust in any way.

Allocation of Profits and Losses - Profits or losses from operations of the Company are allocated to the members of GKIPH II in their ownership percentages. Gains and losses from the sale, exchange, or other disposition of Company property are allocated to the members of GKIPH II in their ownership percentages.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant material intercompany accounts and transactions have been eliminated in the consolidation.

Basis of Accounting - The Company maintains its accounting records and prepares its consolidated financial statements on an accrual basis, which is in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Classification of Assets and Liabilities - The financial affairs of the Company generally do not involve a business cycle since the realization of assets and the liquidation of liabilities are usually dependent on the Company’s circumstances. Accordingly, the classification of current assets and current liabilities is not considered appropriate and has been omitted from the consolidated balance sheets.

Estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - Our financial instruments consist of cash, funded reserves, short-term receivables, and bonds payable. The carrying values of cash, funded reserves, and short-term receivables approximate their fair value due to their short-term maturities. The carrying value of the bonds payable approximates their fair value based on interest rates currently obtainable.

F-8

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents - For purposes of reporting cash flows, all highly liquid investments with a purchased maturity of three months or less are considered to be cash equivalents. The Company maintains cash and restricted cash balances in federally insured financial institutions that, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000. The Company believes that they are not exposed to any significant credit risk on its cash and restricted cash. As of December 31, 2023 and 2022, the Company had cash balances that exceeded the FDIC limits by $1,943,237 and $4,693,909, respectively.

Restricted Cash – Funded Reserves - Funded reserves consist of bond service reserves to be maintained under the bond indenture agreement for a period of twelve months commencing from the first bond closing date of each bond series.

Revenues from Rental Properties - Revenues from rental properties are comprised of minimum base rent, amortization of above-market rent adjustments and straight-line rent adjustments. These leases may contain extension and termination options that are predominantly at the discretion of the tenant, provided certain conditions are satisfied.

•	Base rental revenue from rental property is recognized on a straight-line basis over the terms of the related leases. The difference between cash received and straight-line revenue is recorded as deferred rent receivable on the accompanying consolidated balance sheets.
•	We amortize any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter.
•	Rental income may also include payments received in connection with lease termination agreements. Lease termination fee income is recognized when the lessee provides consideration in order to terminate a lease agreement in place.
•	Upon acquisition of real estate operating properties, the Company estimates the fair value of identified intangible assets and liabilities (including above-market and below-market leases, where applicable). The capitalized above-market or below-market intangible is amortized or accreted to rental income over the estimated remaining term of the respective leases.

Rental income is recorded for the period of occupancy using the effective monthly rent, which is the average monthly rental during the term of the lease. Accordingly, rental income is recognized ratably over the term of the lease, which also provides for scheduled rent increases and rental concessions. The difference between rental revenue earned on a straight-line basis and the cash rent due under the provisions of the lease agreement is recorded as deferred rent receivable on the accompanying consolidated balance sheets. Rents received in advance are deferred until they become due and are recorded as prepaid rent in the accompanying consolidated balance sheets.

Additionally, during the term of the lease, the tenant will directly pay the real estate taxes, insurance, and other operating expenses (as defined in the underlying lease agreement).

F-9

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Investment Income – Investment transactions are accounted for on the trade date. Investment income is recorded by the Company on an accrual basis factoring in the Company’s percent ownership of the beneficial interest in the Trust. The Investment income is calculated monthly based on the rent received by the Trust net of (i) any reserves, and (ii) payment of expenses and fees incurred by the Trust during that month on a cash basis. This method of investment income recognition approximates to the effective yield to be expected maturity utilizing assumed cash flows in accordance with Accounting Standards Codification (“ASC”) ASC 325-40-35, Beneficial Interests in Securitized Financial Assets (“ASC 325-40-35”) as each month’s net cash flows are expected to be consistent and comparable over the life of the investment. The Company monitors the expected cash flows from its beneficial interest investment in the Trust, including the expected principal repayments in the form of redemptions. In accordance with ASC 325-40, the investment is periodically assessed for other-than-temporary impairment (“OTTI”). If the Company determines that the investment has OTTI, the amortized cost basis of the Trust is written down as of the date of the determination based on events and information evaluated and that write-down is recognized as a realized loss. There were no such write-offs during 2023 and 2022.

Accounts Receivable Tenants and Allowance for Doubtful Accounts – Tenant receivables are comprised of billed, but uncollected amounts due for monthly rent and other charges required pursuant to existing rental lease agreements. An allowance for doubtful accounts is recorded when a tenant’s receivable is not expected to be collected. A bad debt expense is charged when a tenant vacates a space with a remaining unpaid balance. In the event a bad debt expense is recorded such an amount would be presented net with income related to leases on the accompanying consolidated statements of operations. As of and for the years ended December 31, 2023 and 2022, there were no accounts receivable, allowance for doubtful accounts or bad debt expense.

Rental Properties - Acquisitions of rental properties are generally accounted for as acquisitions of a group of assets, with acquisition costs incurred including title, legal, accounting, brokerage commissions and other related costs, being capitalized as part of the cost of the assets acquired, instead of accounted for separately as expenses in the period they are incurred. Land, buildings, and other depreciable assets are recorded at cost unless obtained in a business combination. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

The cost of major additions and betterments are capitalized and repairs and maintenance which do not improve or extend the life of the respective assets are charged to operations as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in operations for the period.

F-10

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Upon the acquisition of rental properties, the purchase price is allocated to the acquired tangible assets (consisting of land, buildings, and improvements) and acquired intangible assets and liabilities (consisting of above-market and below-market leases, leasing commissions and acquired in-place leases). The amount allocated to tangible assets is determined using the income approach methodology of valuation, which amount is then allocated to land, buildings and improvements based on management’s determination of the relative fair values of the assets, relying in part, upon independent third-party valuation reports. In determining the amount allocated to intangible assets and liabilities, factors are considered by management, which includes an estimate of carrying costs during the expected lease-up periods and estimates of loss rental revenue during the expected lease-up periods based on current market demand. Management also estimates the costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs. Transaction costs associated with asset acquisitions are capitalized and included in the purchase price.

Notes Receivable – Notes receivable are stated at the outstanding principal amount, net of an allowance for credit losses. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Outstanding notes accrue interest based on the terms of the respective note agreements. A note is considered delinquent when the debtor has missed defined payments. At that time, the note is placed on nonaccrual status and interest accrual ceases and does not resume until the note is no longer classified as delinquent. Delinquent notes are written off based on defined metrics used to assess delinquency and write-off amount. The note receivable is current as of December 31, 2023 and 2022. No portion of the Note was written off during the years ended December 31, 2023 and 2022. For both years ended December 31, 2023 and 2022, the allowance for credit losses was $0.

Lease Intangible Assets – Upon the acquisition of the Rental Property, the Company recorded an above market lease based on the present value (using an interest rate which reflected the risks associated with the lease acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place lease and (b) the Company estimates of fair market lease rates for the corresponding in-place lease measured over a period equal to the remaining non-cancelable term of the lease. Management’s determination of the relative fair value of the lease, relied in part, upon an independent third-party valuation report. These assets are being amortized on a straight-line basis over the remaining life of the tenant lease and the amortization is being recorded as an adjustment to rental income, on the accompanying consolidated statements of operations.

F-11

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Upon the acquisition of the Rental Property, the Company estimated the value of acquired leasing commissions as the costs the Company would have incurred to lease the Rental Property to its occupancy level at the date the Rental Property was acquired. Such estimate, which is included in lease intangibles on the accompanying consolidated balance sheets, includes the fair value of leasing commissions, legal costs and other third-party costs that would be incurred to lease the Rental Property to the level at the date of the acquisition. Such costs are being amortized on a straight-line basis over the remaining life of the tenant lease and the amortization is being recorded in depreciation and amortization expense on the accompanying consolidated statements of operations.

Additionally, the Company estimated the value of acquired in-place lease costs as the costs the Company would have incurred to lease the Rental Property to its occupancy level at the date of acquisition by evaluating the period over which such occupancy level would be achieved and included an estimate of the net operating costs incurred during lease up. In-place lease costs, which are included in lease intangibles on the accompanying consolidated balance sheets, are being amortized on a straight-line basis over the remaining life of the respective tenant leases and the amortization is being recorded in depreciation and amortization expense on the accompanying consolidated statements of operations.

Impairment of Assets - The Company reviews the recoverability of long-lived assets including buildings, equipment, and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long lived assets, as well as other fair value determinations. The Company does not believe that there are any events or circumstances indicating impairment of its assets as of December 31, 2023.

Bond Issuance Costs and Bond Discounts – Bond issuance costs represent underwriting compensation and offering costs and expenses associated with selling the bonds. Bond discounts are a volume-weighted discount dependent on how many bonds are purchased. Both of these costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the bonds. Bond issuance and bond discount costs are presented on the consolidated balance sheets as a direct reduction from the carrying amount of the bond liability. Unamortized bond issue and bond discount costs will be expensed if the bonds are repaid before maturity. Amortization expense is included in interest expense on the accompanying consolidated statements of operations.

F-12

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Deferred Leasing Costs – Deferred leasing costs represent leasing commissions, legal fees and other third-party costs associated with obtaining tenants for the rental property. These costs are amortized on a straight-line basis over the terms of the respective lease. Amortization expense is included in depreciation and amortization expense on the accompanying consolidated statements of operations.

Income Taxes – The Company’s wholly owned subsidiaries are treated as disregarded entities and are treated as a component of GKIPH II for federal income tax reporting purposes. GKIPH II is treated as a partnership for federal income tax purposes and consequently, federal income taxes are not payable or provided for by the Company. The members of GKIPH II are taxed individually on their pro-rata ownership share of the Company’s earnings.

GAAP basis of accounting requires management to evaluate tax positions taken by the Company and to disclose a tax liability (or asset) if the Company has taken uncertain positions that more than likely than not would not be sustained upon examination by the Internal Revenue Service or other tax authorities. Management has analyzed the tax positions taken by the Company and has concluded that as of December 31, 2023 and 2022, there were no uncertain tax positions taken or expected to be taken that would require disclosure in the consolidated financial statements.

Reporting Standards and Disclosure Requirements – The Company has adopted reporting standards and disclosure requirements as a “smaller reporting company” as defined in Rule 405 of the Securities Act, Rule 12b-2 of the Securities Exchange Act of 1934 and item 10(f) of Regulation S-K, as amended. These rules provide scaled disclosure accommodations, the purpose of which is to provide general regulatory relief to qualifying entities.

For each of the accounting pronouncements that affect the Company, the Company has elected plans to elect to follow the rule that allows companies engaging in an initial Regulation A offering to follow private company implementation dates.

Recently Adopted Accounting Pronouncements - In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update enhances the methodology of measuring expected credit losses to include the use of forward-looking information to better calculate credit loss estimates. The guidance applies to most financial assets measured at amortized cost and certain other instruments, such as accounts receivable and loans; however, it does not apply to receivables arising from operating leases accounted for in accordance with ASC Topic 842. ASU 2016-13 requires that the Company estimate the lifetime expected credit loss with respect to applicable receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. The Company is also required to disclose information about how it developed the allowances, including changes in the factors that influenced the Company’s estimate of expected credit losses and the reasons for those changes.

F-13

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

The Company adopted the update on the required effective date of January 1, 2023, which did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

Note 2 – Restricted Cash - Funded Reserves

Funded reserves are as follows:

GK Investment Property Holdings II, LLC:

Bond service reserves: These bond service reserves (at the bond series level) are required pursuant to the Bond Indenture Agreement, which requires that 7% of the gross bond proceeds per series be placed into a reserve account held by the bond trustee. The bond service reserves may be used to pay the Company’s bond service obligations and any funds remaining in the bond service reserve on the first anniversary of each bond series closing date (February 26, 2020 through February 28, 2022, for Series A through Series E, respectively), will be released to the Company.

Restricted cash - funded reserves consisted of:

	2023	2022

Bond service reserve - Series A	$-	$-
Bond service reserve - Series B	-	5,139
Bond service reserve - Series C	-	286,581
Bond service reserve - Series D	-	307,400
Bond service reserve - Series E	136,888	136,888

	$136,888	$736,008

On March 22, 2021, the Company was no longer required to maintain the Series A bond service reserve. The bond trustee closed the Series A reserve and remitted $126,616 to the Company. On January 20, 2023, the Company was no longer required to maintain the Series B, C and D bond service reserves. The bond trustee closed the Series B, C and D reserves and remitted $599,120 to the Company.

F-14

GK Investment Property Holdings II, LLC

Note 3 – Bonds Payable

On January 28, 2020, the Company submitted its initial offering of up to $50,000,000 in the aggregate of 7% unsecured bonds at a purchase price of $1,000 per bond, with a minimum purchase amount of $5,000 (the “Bonds”). The Bonds will mature on various dates ranging from February 28, 2025 to August 31, 2027. The Bonds are offered in six series, Series A, Series B, Series C, Series D, Series E and Series F, with the sole difference between the series being their respective maturity dates ranging from February 28, 2025 to August 31, 2027. As of December 31, 2023 and 2022, the Company had issued and outstanding $16,167,000 and $16,433,000 in Bonds, respectively.

The Bonds will mature on the following dates with the following amount;

Bonds maturing on 2/28/2025 - Series A	$2,505,000
Bonds maturing on 8/31/2025 - Series B	2,869,000
Bonds maturing on 2/28/2026 - Series C	4,230,000
Bonds maturing on 8/31/2026 - Series D	4,575,000
Bonds maturing on 2/28/2027 - Series E	1,988,000

$16,167,000

The Bonds may be redeemed at the Company’s option, in whole or in part at any time after their issuance. If the option of early redemption is exercised, the redemption price shall equal: (i) $1,020 per Bond if redeemed on or before the third anniversary of the initial issuance of Bonds of the series being prepaid; (ii) $1,015 per Bond if redeemed after the third anniversary and on or before the fourth anniversary of the initial issuance of Bonds of the series being prepaid; and (iii) $1,010 per Bond if redeemed after the fourth anniversary of the initial issuance of Bonds of the series being prepaid. In addition, any accrued and unpaid interest on the Bonds to be redeemed up to but not including the redemption date, including any deferred interest payment on the Bonds to be redeemed, or the Company redemption price. The Company shall give notice of redemption not less than 30 days nor more than 60 days prior to any redemption date. Our obligation to redeem Bonds with respect to Notices of Redemption received in any given redemption period is limited to an aggregate principal amount of the Bonds equal to 3.75% of the aggregate principal of the Bonds under the Indenture as of the close of business on the last business day of the preceding redemption period. See Note 5 for specific amounts payable to the Manager, a related party, as sponsor of the Bonds.

The Company offers a volume-weighted discount on the Bond’s price to the public for certain purchases of the Bonds. The company may terminate application of discount at any time in its sole discretion by filing a supplement to its Offering Circular with the SEC at least thirty (30) calendar days prior to the termination date of discount announcing such termination date. The discount ranges from three to five percent depending on the volume of the Bonds. The Bonds shall continue to be denominated in $1,000 increments. Any discounts applied will reduce net proceeds to the Company.

F-15

GK Investment Property Holdings II, LLC

Note 3 – Bonds Payable (continued)

In the event of death or disability of a bondholder, all, or a portion (consisting of at least 50%), of the Bonds beneficially held by a bondholder may be submitted to the Company for repurchase at any time in accordance with the procedures outlined by the Company, which may be subject to conditions and limitations. If the repurchase is being made from the original purchaser of a Bond(s), the repurchase price will equal the price paid per Bond. The repurchase amount for the Bonds for all other persons will equal $1,000 per Bond being repurchased. Our obligation to repurchase Bonds and the cash available for the death and disability Redemption are subject to certain conditions and limitations. The company redeemed $266,000 of Bonds during 2023 due to various redemption hardship requests of bondholders.

The Indenture Trust Agreement places certain financial covenants on the Company. Beside the Bond service reserves for series B, C, D & E being met (Note 3 – Restricted Cash – Funded Reserves), the Company must also maintain and Equity-Bond Ratio whereas the property equity values, Face amount of notes receivable and cash balances in total must be at or greater than 70% of the outstanding Bonds payable. The Company must also maintain cash balances in an amount not less than 120% of the forward looking 3-month Bond payment amounts. The Company was in compliance with the Bond covenants for the years ending December 31, 2023 and 2022.

Bonds payable are summarized as follows:

		2023	2022

Bonds Payable		$16,167,000	$16,433,000

	Basis of Amortization

	Straight-line
Bond issuance costs	over	$1,758,593	$1,758,593
Bond discount	bond terms	687,360	687,360
Subtotal		2,445,953	2,445,953

Less: Accumulated amortization		1,349,923	843,395
Deferred bond issuance costs - net		1,096,030	1,602,558
Bonds payable - net		$15,070,970	$14,830,442

F-16

GK Investment Property Holdings II, LLC

Note 3 – Bonds Payable (continued)

Total amortization expense of bond issuance costs and bond discount charged to operations amounted to $506,528 and $479,040 for the years ended December 31, 2023 and 2022, respectively. Such amounts have been included in interest expense on the accompanying consolidated statements of operations. Bond interest expense was $1,292,317 and $1,273,197 for the years ended December 31, 2023 and 2022, respectively, of which $478,178 and $322,862 was incurred but not paid for the years ended December 31, 2023 and 2022, respectively.

Note 4 - Related Party Transactions

The Property is managed by the Manager, an affiliate of one of the members of GKIPH II, under management agreements that provide for property management fees equal to 5% of gross monthly revenue collected. In addition to these management services, the Manager also provides services relating to asset management, the acquisition and disposition of real estate property and tenant leasing.

The Manager is responsible for promoting the sale of the bonds and is entitled to receive a fee equal to 2.5% of the $50,000,000 gross bond proceeds received up to $1,250,000. For the years ended December 31, 2023 and 2022, the Manager had received $0 and $60,793, respectively, in promotional fees, which are included in bond issuance costs on the consolidated balance sheets.

With respect to related parties, amounts incurred consisted of the following:

	2023	2022

Promotional Fees from sale of bonds (2.5% of proceeds) - capitalized	$-	$60,793
Reimbursed expenses	26,896	15,413
Total	$26,896	$76,206

As of December 31, 2023 and 2022, $74,731 was owed to the Manager, respectively, and is included in other liabilities on the accompanying consolidated balance sheets, related to management fees and reimbursements due to the Manager.

River Forest Grocery – GK Services LLC, which is 100% owned by the Manager, serves as the Trustee of the Trust.  While the Trustee manages the Trust’s operations, the Trustee’s control is governed and limited by the Trust’s operating agreement and trust agreement.  The Company does not have a controlling financial interest in the Trust, nor does it have the power to direct the activities of the Trust.

F-17

GK Investment Property Holdings II, LLC

Note 5 – Investment in Beneficial Interests of Rental Property

On July 21, 2021, the Property was sold to the Trust at an aggregate value of $10,778,490. The Transaction Value is comprised of the assumed Loan principal of $5,190,000 and of an equity portion of $5,588,490, which represents RF Grocery’s capital contribution to the Trust, for 100% of the beneficial interests in the Delaware statutory trust. As of December 31, 2023 and 2022, RF Grocery owns 25.62% and 57.54%, respectively, of the beneficial interests in the Trust.

The following table summarizes the Company’s Investment in the Beneficial Interests of the Rental Property held by the Trust for the years ended December 31, 2023 and 2022:

	2023	2022

Investment in Beneficial Interests of Rental Property	$2,697,167	$4,854,370
less;
Redemption of beneficial interests of rental property	2,119,450	2,157,203
Net Investment in Beneficial Interests of the Delaware statutory trust	$577,717	$2,697,167

Investment Income from the beneficial interests of the Trust for the years ended December 31, 2023 and 2022, was $109,641 and $235,136, respectively, which is included as other income in the consolidated statement of operations.

Note 6 - Notes receivable

RIDGMAR - The Company has entered into a note receivable and loan agreement (“Note 1”) effective July 30, 2021, in favor of GK Preferred Income II (Ridgmar), LLC (“GKPI II”) and 1551 Kingsbury Partners SPE, LLC (“Kingsbury” and, together with GKPI II, the “Borrowers”). The Company and the Borrowers are affiliates of one another, and as such, Note 1 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and the Borrowers. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrowers. The Manager has a direct and material interest in the transaction described above.

F-18

GK Investment Property Holdings II, LLC

Note 6 - Notes receivable (continued)

Pursuant to the terms of the Note, the Company initially advanced $3,500,000 to the Borrowers for a term of three (3) months, maturing on October 31, 2021. The Note is collateralized by a senior secured participatory mortgage loan on the rental property, Ridgmar Mall. On October 15, 2021, the Company advanced an additional $200,000 to the Borrowers and simultaneously extended the maturity of the Note until November 30, 2021. On December 1, 2021, the Company advanced an additional $2,500,000 to the Borrowers increasing the balance of the Note to $6,200,000 and extended the maturity of the Note until December 31, 2021. On January 1, 2022, the Company was repaid $100,000 of the outstanding principal balance of the Note and further extended the maturity of the Note until September 30, 2022, when remaining principal and any accrued and unpaid interest is due in full. The interest rate was reduced to 8% per annum, with principal being repaid during the term of the extension based on a 25-year amortization rate. On September 1, 2022, the Note maturity was further extended until December 31, 2023. The note originally bore interest at 20% per annum, payable 12% monthly and 8% deferred and due upon maturity of the note. On December 31, 2023, the Note maturity was further extended until December 31, 2024. The note bears interest at 12.22% paid currently until maturity. The current rate was charged retroactively to January 1, 2022.

In the case of any event of default under the Note, the Company will be entitled to an additional five percent (5%) interest on the Note until such event of default is cured. The Note is secured by a first priority lien on the Borrowers’ commercial property, the regional mall (“Ridgmar Mall”) located in Ft. Worth, Texas.

Concurrently with Note 1, GK Investment Holdings, LLC (“GKIH”) and GK Secured Income V, LLC (“GKSI V”) loaned $1,100,000 and $750,000, respectively, to the Borrowers on terms substantially similar to the terms of the Loan for an aggregate loan amount of $7,950,000 (the “Aggregate Loan”). On July 30, 2021, the Company entered into an intercreditor agreement (the “Intercreditor Agreement”), dated as of July 30, 2021, by and among the Company, GKIH and GKSI V (collectively, “the Lenders”) in order to establish and acknowledge the pari passu ranking of the Lenders’ respective loans to the Borrowers and certain other matters. Pursuant to the terms of the Intercreditor Agreement, the Lenders acknowledge that the security interest held by each of the Lenders ranks equally and ratably without priority over one another and that any and all payments under the respective loans as between all Lenders will be paid equally and ratably.

The Company, the Borrowers, GKIH and GKSI V are each affiliates of one another, and the Loan and each of the GKIH and GKSI V loans are related party transactions. GK Development, Inc. (“GK Real Estate”) is the manager of each of the Company, the Borrowers, GKIH and GKSI V. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company, the Borrowers, GKIH and GKSI V. The Manager has a direct and material interest in the transactions described above.

F-19

GK Investment Property Holdings II, LLC

Note 6 - Notes receivable (continued)

Interest income for the years ended December 31, 2023 and 2022, was $1,036,180 and $495,276, respectively, including $65,622 and $43,257 of which was unpaid and is included in interest receivable as of December 31, 2023 and 2022, respectively. Included in the interest income above was retroactive interest income of $261,331 that was paid in 2023.

PERU - The Company has entered into a note receivable and loan agreement (“Note 2”) effective June 21, 2022, in favor of Peru GKD Partners, LLC (“Peru” or “Borrower”). The Company and the Borrower are affiliates of one another, and as such, Note 2 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and the Borrower. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrower. The Manager has a direct and material interest in the transaction described above.

Pursuant to the terms of the Note, the Company initially advanced $3,250,000 to the Borrowers for a term of twelve (12) months, maturing on June 21, 2023. The Note is collateralized by a senior secured participatory mortgage loan on the rental property, Peru Mall. The interest rate is 8% per annum, with principal being repaid during the term of the extension based on a 25-year amortization rate. The Company note bears interest at 12.22% paid currently until maturity. The current rate was charged retroactively to the original note date.

In the case of any event of default under Note 2, the Company will be entitled to an additional five percent (5%) interest on the Note until such event of default is cured. Note 2 is secured by a first priority lien on the Borrowers’ commercial property, the regional mall (“Peru Mall”) located in Peru, Illinois.

The Company, the Borrower, and GKHV are each affiliates of one another, and the Loan and the GKHV loan are related party transactions. GK Development, Inc. (“GK Real Estate”) is the manager of each of the Company, the Borrower, and GKHV. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company, the Borrower, and GKHV. The Manager has a direct and material interest in the transactions described above.

On November 17, 2022, the Borrower refinanced its debt with the Company with a commercial mortgage lender and returned the remaining outstanding balance of Note 2 to the Company. Interest income for the year ended December 31, 2022 was $107,611. After the return of the outstanding balance of the note, the Borrower agreed to retroactively change the interest rate to 12.22% to the original note date. Included in the interest income was retroactive interest income of $56,765 that was paid in 2023.

F-20

GK Investment Property Holdings II, LLC

Note 7 – Information about variable interest entities

As described in Note 6, the Company issued a note receivable to GK Preferred Income II (Ridgmar), LLC and 1551 Kingsbury Partners SPE, LLC (“Kingsbury” and, together with GKPI II, the “Ridgmar”) on July 30, 2021. The activities that most significantly impact Ridgmar’s economic performance are from owning and operating real estate. This entity is considered to be a variable interest entity because it does not have sufficient equity to conduct its principal activities without the subordinated financial support provided by the loans from the Company. The Company determined that it is not the primary beneficiary of Ridgmar because it does not have the power through voting or similar rights to direct rental operations of Ridgmar, which represent its most significant activities. The Company does not have equity investments in Ridgmar.

As of December 31, 2023 and 2022, the Company's maximum exposure to loss as a result of its involvement with Ridgmar is approximately $7,140,000 and $7,173,000, respectively, which represents the outstanding balance of the notes receivable, accrued interest receivable, and estimated future payments per the terms of the notes receivable agreements.

The following is a summary of the income tax basis financial position and results of operations of Ridgmar as of and for the years ended December 31, 2023 and 2022:

	2023	2022

Total Assets	$15,978,886	$17,112,243

Total Liabilities	$7,593,121	$7,602,658
Total Members' Equity	8,285,765	9,509,585

Total Liabilities and Equity	$15,878,886	$17,112,243

Revenue	$3,681,772	$4,370,838
Expenses	(4,231,491)	(3,646,466)

Net income prior to noncash items	(549,719)	724,372
Depreciation and Amortization	(510,360)	(487,487)

Net income (loss)	$(1,060,079)	$236,885

F-21

GK Investment Property Holdings II, LLC

Note 9 – Subsequent Events

The Company has entered into a note receivable and loan agreement (“Note 3”) effective January 10, 2024, in favor of Station Plaza Self-Storage, LLC (“SPSS” or “Borrower”). The Company and the Borrower are affiliates of one another, and as such, Note 3 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and the Borrower. The Manager is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrower. The Manager has a direct and material interest in the transaction described above.

Pursuant to the terms of the Note, the Company advanced $2,000,000 to the Borrowers for a term of twelve (12) months, maturing on December 31, 2024. The Note is collateralized by a Collateral Assignment, Pledge and Security Agreement on the developmental property. The note bears interest at 12.22% paid currently until maturity.

The consolidated financial statements and related disclosures include evaluation of events up through and including May 1, 2024, which is the date the consolidated financial statements were available to be issued.

F-22

Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of the Company, incorporated by reference to Exhibit (2)(a) to the Company's Offering Statement on Form 1-A filed on September 17, 2019.

(2)(b)	Limited Liability Company Agreement of the Company, incorporated by reference to Exhibit (2)(b) to the Company's Offering Statement on Form 1-A filed on September 17, 2019.

(2)(c)	First Amendment to Limited Liability Company Agreement of the Company, dated as of January 1, 2021, incorporated by reference to Exhibit 2.1 of the Company’s Form 1-U filed on July 23, 2020.

(2)(d)	Amended and Restated Limited Liability Company Agreement of RF Grocery, LLC, dated as of July 23, 2020, incorporated by reference to Exhibit 2.1 of the Company's Form 1-U filed on July 23, 2020.

(2)(e)	Amendment No. 1 to Operating Agreement of RF Grocery, LLC, dated as of December 17, 2020, incorporated by reference to Exhibit 2(d) of the Company's Form 1-A filed on January 28, 2021.

(3)(a)	Indenture between our company and the trustee, incorporated by reference to Exhibit 3(a) to the Company's Third Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on January 14, 2020.

(3)(b)	Form of Unsecured Bond, incorporated by reference to Exhibit (3)(b) to the Company's Third Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on January 14, 2020.

(3)(c)	First Supplemental Indenture between GK Investment Property Holdings II, LLC and UMB Bank, N.A., as trustee, dated as of August 13, 2020, incorporated by reference to Exhibit 3.1 of the Company's Form 1-U filed on August 17, 2020.

(3)(d)	Second Supplemental Indenture between GK Investment Property Holdings II, LLC and UMB Bank, N.A., as trustee, dated as of February 14, 2022, incorporated by reference to Exhibit 3.1 of the Company's Form 1-U filed on February 15, 2022.

(4)	Form of Subscription Agreement, incorporated by reference to Exhibit (4) to the Company's Offering Statement on Form 1-A filed on September 17, 2019.

(6)(a)	Purchase and Sale Agreement by and between 7501 W. North Avenue, LLC and RF Grocery LLC, dated as of May 27, 2020, incorporated by reference to Exhibit 6.1 of the Company's Form 1-U filed on June 2, 2020.

(6)(b)	Lease by and between Lakes Venture, LLC and 7501 W. North Avenue, LLC, dated as of November 14, 2014, incorporated by reference to Exhibit 6(b) of the Company's Form 1-A filed on February 23, 2021.

(6)(c)	Commencement Date Agreement by and between Lakes Venture, LLC and 7501 W. North Avenue LLC, dated as of June 6, 2017, incorporated by reference to Exhibit 6(c) of the Company's Form 1-A filed on February 23, 2021.

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(6)(d)	Assignment and Assumption of Leases by and between 7501 W. North Avenue, LLC and RF Grocery, LLC, dated as of July 17, 2020, incorporated by reference to Exhibit 6(d) of the Company's Form 1-A filed on February 23, 2021.

(6)(e)	Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of July 30, 2021, incorporated by reference to Exhibit 6(e) of the Company's Form 1-SA filed on September 28, 2021.

(6)(f)	Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of August 16, 2021, incorporated by reference to Exhibit 6(f) of the Company's Form 1-SA filed on September 28, 2021.

(6)(g)	Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of July 30, 2021, incorporated by reference to Exhibit 6(g) of the Company's Form 1-SA filed on September 28, 2021.

(6)(h)	Contribution Agreement by and between RF Grocery, LLC and GK DST - River Forest Grocery, dated as of June 25, 2021, incorporated by reference to Exhibit 6(h) of the Company's Form 1-SA filed on September 28, 2021.

(6)(i)	Loan Modification Agreement, by and among Barrington Bank & Trust Company, N.A., RF Grocery, LLC, GK DST - River Forest Grocery and GK Development, Inc. d/b/a GK Real Estate, dated as of July 21, 2021, incorporated by reference to Exhibit 6(i) of the Company's Form 1-SA filed on September 28, 2021.

(6)(j)	Amended and Restated Note, made by GK DST - River Forest Grocery payable to Barrington Bank & Trust Company, N.A., dated as of July 21, 2021, incorporated by reference to Exhibit 6(j) of the Company's Form 1-SA filed on September 28, 2021.

(6)(k)	Trust Agreement of GK DST - River Forest Grocery by and between Sorensen Entity Services LLC, River Forest Grocery - GK Services LLC and RF Grocery, LLC dated as of June 10, 2021, incorporated by reference to Exhibit 6(k) of the Company's Form 1-SA filed on September 28, 2021.

(6)(l)	Substitute Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of October 15, 2021, incorporated by reference to Exhibit (6)(l) to the Company 1-A POS filed March 8, 2022.

(6)(m)	Extension Letter by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, dated as of October 25, 2021, incorporated by reference to Exhibit (6)(m) to the Company 1-A POS filed March 8, 2022.

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(6)(n)	Substitute Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of December 1, 2021, incorporated by reference to Exhibit (6)(n) to the Company 1-A POS filed March 8, 2022.

(6)(o)	Substitute Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of January 1, 2022, incorporated by reference to Exhibit (6)(o) to the Company 1-A POS filed March 8, 2022.

(6)(p)	First Amendment to Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of December 1, 2021, incorporated by reference to Exhibit (6)(p) to the Company 1-A POS filed March 8, 2022.

(6)(q)	Second Amendment to Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of January 1, 2022, incorporated by reference to Exhibit (6)(q) to the Company 1-A POS filed March 8, 2022.

(6)(r)	Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of October 15, 2021, incorporated by reference to Exhibit (6)(r) to the Company 1-A POS filed March 8, 2022.

(6)(s)	Second Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of December 1, 2021, incorporated by reference to Exhibit (6)(s) to the Company 1-A POS filed March 8, 2022.

(6)(t)	Third Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of January 1, 2022, incorporated by reference to Exhibit (6)(t) to the Company 1-A POS filed March 8, 2022.

(6)(u)	Promissory Note by Station Plaza Self-Storage LLC, as borrower, in favor of GK Investment Property Holdings II, LLC, as Lender, dated January 10, 2024

(6)(v)	Collateral Assignment, Pledge and Security agreement by SPSS Developer LLC and GK Station Plaza Self-Storage LLC to and in favor of GK Investment Property Holdings II, LLC dated January 10, 2024

(8)	Form of Subscription Escrow Agreement among our company, JCC Advisors, LLC and UMB Bank, National Association, incorporated by reference to Exhibit (8) to the Company's First Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on November 12, 2019.

(11)(b)	Consent of KVCF, PLC, incorporated by reference to Exhibit (11)(b) to the Company's Second Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on December 13, 2019.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GK Investment Property Holdings II, LLC, a Delaware limited liability company

	By:	GK Development, Inc. dba GK Real Estate
an Illinois corporation, Manager

Date: May 1, 2024	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Title:	Sole Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Date: May 1, 2024	By:	/s/ Garo Kholamian
Garo Kholamian
President of our manager (Principal Executive Officer)

Date: May 1, 2024	By:	/s/ Steven P. Higdon
Steven P. Higdon
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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